CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FIRM

We consent to the use in the registration statement on Form SB-2/A of American Racing Capital, Inc., our report dated March 15, 2007 on our audit of the consolidated balance sheet of American Racing Capital, Inc. as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2006, and the reference to us under the caption “Experts.

/s/ Moore & Associates, Chartered
Las Vegas, Nevada
August 10, 2007